EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Veon Ltd. on Form S-8 of our report dated March 16, 2026, with respect to our audits of the consolidated financial statements of VEON Ltd. as of December 31, 2025 and 2024 and for each of the three years in the period ended December 31, 2025.

/s/ UHY LLP

Melville, NY
April 17, 2026